EXHIBIT 11

                           ACTV, INC. AND SUBSIDIARIES
                          COMPUTATION OF LOSS PER SHARE

                                                 Nine Month Period         Three Month Period
                                                 Ended September 30,       Ended September 30,
                                                  1997         1998          1997          1998
                                             (as restated)              (as restated)
                                              ----------    ----------    ----------    ----------
Weighted average shares outstanding ......    12,338,339    19,309,832    13,171,584    23,422,018
                                              ----------    ----------    ----------    ----------


Common stock equivalents .................            --            --            --            --
                                              ----------    ----------    ----------    ----------
         Total ...........................    12,338,339    19,309,832    13,171,584    23,422,018
                                              ==========    ==========    ==========    ==========



Net loss applicable to common shareholders   $(7,042,623)  $(9,869,022)  $(2,303,598)  $(3,833,484)
                                              ==========    ==========    ==========    ==========

Loss per share applicable to common
Shareholders .............................   $      (.57)  $      (.51)  $      (.17)  $      (.16)
                                              ==========    ==========    ==========    ==========